CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to the incorporation by reference in this Annual Report (Form 10-K) of our report dated March 24, 1998 of Uniflex, Inc. and Subsidiaries for the years ended January 31, 1998, 1997 and 1996 included in the 1998 Annual Report to Shareholders of Uniflex, Inc.